        Exhibit 10.22

October 30, 2019
Ms. Maggie Yuen

Dear Maggie,
On behalf of Penumbra, Inc. (“Penumbra” or “Company”), I am pleased to offer you employment in the position of Chief Financial Officer, reporting to Sri Kosaraju. This agreement sets out the terms of the Company’s offer of employment and is subject to approval and appointment by the Board of Directors. Please note that this offer is contingent upon the satisfactory completion of your reference checks. Please also note that due to the critical nature of this position, your employment is contingent upon successful completion of a satisfactory background investigation. If you accept the terms of this offer, the Company would like you to start on December 3, 2019, or another mutually agreeable date.
You will be paid a base salary of $21,153.85 every two weeks, which equals $550,000.10 per year, less applicable taxes and other withholdings. This is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek. You will be based at Penumbra’s Alameda headquarters.
In addition, you will receive a signing bonus in the amount of $250,000, which will be included with your first Penumbra paycheck. In the event that you leave Penumbra within 12 months of your date of hire, you will be responsible for reimbursing the company for the entire signing bonus.
Subject to approval of the Compensation Committee of the Company’s Board of Directors, you will receive a grant of $1,100,000 in Restricted Stock Units (“RSUs”) and $550,000 in Options to purchase Common Stock of the Company. These grants typically occur on around the 15th calendar day of the month following the month in which your employment commences, though they could be earlier or later depending on the Committee’s calendars and procedure.
The number of RSUs granted will equal $1,100,000 divided by the adjusted closing price of Penumbra common stock on the date of grant, rounded up or down to the nearest whole share. This RSU grant is subject to the terms and conditions of the Amended and Restated 2014 Equity Incentive Plan and the Restricted Stock Unit Agreement which you will be required to sign as a condition of receiving the grant. Subject to those terms, the grant will vest 25% per year on an annual basis over 4 years commencing on the one-year anniversary of the RSU grant date provided you remain an employee of the Company.
The number of Options granted will equal $550,000 divided by the adjusted closing price of Penumbra common stock on the date of grant, rounded up or down to the nearest whole share. This
Penumbra, Inc.
One Penumbra Place
Alameda, CA 94502
T 1.510.748.3200
F 1.510.814.8303
www.penumbrainc.com

Ms. Maggie Yuen
October 30, 2019

option grant is subject to the terms and conditions of the Amended and Restated 2014 Equity Incentive Plan and the Stock Option Agreement which you will be required to sign as a condition of receiving the grant. Subject to those terms, twenty-five (25%) of the shares subject to this Option shall vest of the one-year anniversary of the grant date, and one forty-eighth (1/48th) of the shares subject to this Option shall vest each month thereafter, provided you remain an employee of the Company.
You will receive further information from our stock plan administrator, E*Trade, following Committee approval. The grants are subject to the Company’s Executive Officer Recoupment Policy.
As a regular full-time employee, you will be eligible for our complete benefits package, which includes medical, dental, vision, life, and supplemental disability insurance, and a number of additional voluntary benefit options. The Company observes ten paid holidays per year. Additionally, you will receive six days of sick leave per year and will also accrue three weeks of paid vacation days per year. More information about your benefits choices and any associated costs will be sent to you separately. Details concerning annual holidays, sick time and vacation accrual may change from time to time at the Company’s discretion.
Your employment with the Company will be “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline. This “at will” employment relationship may not be modified by any oral or implied agreement.
As a Company employee, you will be expected to abide by Company rules and policies. During and after your employment, you will not use any Company property for any purpose other than for the benefit of the Company. Except for business uses related to the performance of your job, you will not remove from the Company premises any Company property without written consent of your supervisor. In the event of your termination of employment, or at any time at the request of the Company, you will return all Company property. You will also return all copies of Company property, and any Work Product derived from Company property.
As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company no later than three business days after your employment start date.

Penumbra, Inc.
One Penumbra Place
Alameda, CA 94502
T 1.510.748.3200
F 1.510.814.8303
www.penumbrainc.com

Ms. Maggie Yuen
October 30, 2019

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing this agreement, you represent that you have disclosed to the Company any agreements you have signed that may restrict your activities on behalf of the Company.
This agreement, the nondisclosure and assignment agreement referred to above, and the enclosed arbitration agreement constitute the entire employment agreement between you and the Company, and supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. Should any provision of this agreement be determined to be unenforceable, in whole or in part, such defect shall not affect any other provision, and the provision in question shall be reformed, construed and enforced so as to render it enforceable consistent with the intent of the parties, in so far as possible under applicable law.
The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a written agreement signed by you and an authorized representative of the Company.
We look forward to working with you at Penumbra. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.

Sincerely,

           By: /s/ Adam Elsesser___________
            Adam Elsesser
            Chairman and CEO

I agree to and accept employment with Penumbra on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.
/s/ Maggie Yuen____________________________   Date: 11/1/19
         Maggie Yuen
Penumbra, Inc.
One Penumbra Place
Alameda, CA 94502
T 1.510.748.3200
F 1.510.814.8303
www.penumbrainc.com